Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

UTAH MEDICAL PRODUCTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity(1)	Common Stock	Other(2)	220,000	$93.22(3	$20,508,400.00	0.00011020	$2,260.03
					$20,508,400.00
Total Offering Amounts							$2,260.03

Total Fee Offsets							—

Net Fee Due							$2,260.03

(1)

Pursuant to the Utah Medical Products, Inc. 2023 Employee’s and Directors’ Non-Statutory Stock Option and Stock Purchase Rights Plan (the “Plan”), the Registrant may issue options and/or rights to purchase shares of its Common Stock.

(2)	Applicable fee calculation rule is Rule 457(h) and Rule 457(c) of the Securities Act of 1933.
(3)

Estimated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the applicable registration fee. The proposed maximum offering price per unit is computed upon the basis of the price of shares of Common Stock, which is determined by the average of the high and low prices as reported in the Nasdaq on July 11, 2023.